ETF MANAGERS TRUST ALL CENTER ADJOURNMENT OUTBOUND CALLING SCRIPT

Hello, my name is (CSR FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)?

(Repeat the greeting if necessary)
I am calling on a recorded line on behalf of ETF Managers Trust regarding your current investment in the (FUND NAME). Materials were sent to you for the adjourned Meeting of Shareholders scheduled to take place on June 30, 2021.
Many shareholders are unaware of this Investment as Exchange Traded Funds are often purchased by Financial Advisors on behalf of their clients. To date we have not received voting instructions with respect to your investment. I can record your vote by phone or I can reach out directly to your advisor. The Board of Trustees recommend a vote in Favor of the proposal. Would you like to vote in Favor, Against, or simply Abstain?
(Pause for shareholders response)

If YES:
If we identify any additional accounts you own in the ETF Managers Trust prior to this meeting, would you like to vote those accounts in the same manner as you have voted with me today?
(Pause for shareholders response)

If NO:
I would be happy to review the meeting agenda with you and record your vote by phone.

Shareholders are being asked “To approve the Agreement and Plan of Reorganization approved by the Board of Trustees of ETF Managers Trust, which provides for the reorganization of the Target Funds into the corresponding acquiring funds, each a newly created series of ETF Series Solutions.

The primary purpose of the Reorganization is for each Acquiring Fund to acquire the assets of its corresponding Target Fund and continue the business of the Target Fund. The current investment themes and your total net value will not change. The ongoing fees and expenses you pay as a shareholder of the Target Funds are expected to decline after you become a shareholder of the Acquiring Funds
The Board of Trustees recommend a vote in Favor of the proposal. Would you like to vote in Favor, Against, or simply Abstain?
(Pause for shareholders response)

If Objection:
I would be happy to reach out to your broker or financial advisor to go over the meeting agenda with them to record voting instructions on your behalf.

Can you please provide me with your broker or financial advisors name and phone or branch they are located in?
(Notate comments to reflect name and branch)

FOR DCP and DA PURPOSES ONLY        Updated: 6/17/2021

ETF MANAGERS TRUST CALL CENTER ANSWERING MACHINE SCRIPT

Shareholder Not Available:
We can be reached toll-free at 1-833-288-9334, Monday through Friday between the hours of 10:00AM and 11:00PM Eastern time. Your time today is appreciated. Thank you and have a good (MORNING, AFTERNOON, EVENING).

Confirming the vote with the shareholder:
I am recording your vote (RECAP VOTING INSTRUCTIONS FOR ALL NOMINEES/PROPOSALS).

VOTE CONFIRM
For confirmation purposes please state your full name.
(Pause for shareholder’s response)

According to our records, you reside in (city, state, zip code).
(Pause for shareholder’s response)

To ensure that we have the correct address for the letter confirming your vote, please state your street address.
(Pause for shareholder’s response)

Thank you. You will receive written confirmation of this vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call the toll-free number listed in the letter.

Your financial advisor may have clients who are invested in the ETF Managers Trust, would you be willing to provide me their information so i can reach out to them and explain the meeting agenda?

(IF YES)
Can you please provide me with your broker or financial advisors name and phone or branch they are located in?

(Notate comments to reflect name and branch)

Mr./Mrs./Ms. (SHAREHOLDER’S LAST NAME), your vote is important and your time today is appreciated. Thank you and have a good (MORNING, AFTERNOON, EVENING).

FOR DCP and DA PURPOSES ONLY        Updated: 6/17/2021